                                                                   Exhibit 10.39


                             [VISTACARE LETTERHEAD]

                                 April 16, 2003

Mr. Richard R. Slager
30210 East 148th Street
Scottsdale, AZ  85262


         RE:      Acceleration of Vesting on 11/11/02 Stock Option Grant

Dear Rick:

         Reference is made to the nonstatutory stock option (the "Option") granted to you on November 11, 2002 pursuant to a Nonstatutory Stock Option Agreement and related Nonstatutory Stock Option Grant Notice (collectively, the "Option Documentation"). The Option, which was granted under the VistaCare, Inc. 1998 Stock Option Plan, is exercisable, subject to the vesting provisions contained in the Option Documentation, for a total of 320,000 shares of VistaCare, Inc. common stock (after giving effect to the 1-for-2.5 reverse split that occurred in connection with the initial public offering of VistaCare common stock (the "Reverse Split")).

         Pursuant to the provisions of the Option Documentation, 100,000 (after giving effect to the Reverse Split) of the shares subject to the Option vested in January 2003.

         The purpose of this letter is to confirm to you that the vesting arrangements set forth in the Option Documentation were modified by the Board of Directors of VistaCare so that the balance of the shares subject to the Option were fully vested as of February 24, 2003.


                                Sincerely yours,


                                /s/ Barry M. Smith
                                ------------------------
                                Barry M. Smith, Chairman